                                                                 EXHIBIT d(1)(c)


                                 AMENDMENT NO. 2
                      MASTER INVESTMENT ADVISORY AGREEMENT


         This Amendment dated as of November 24, 2003, amends the Master Investment Advisory Agreement (the "Agreement"), dated June 1, 2000, by and between Short-Term Investments Trust, a Delaware statutory trust, and A I M Advisors, Inc., a Delaware corporation.

                              W I T N E S S E T H:

         WHEREAS, the parties desire to amend the Agreement to add three portfolios, Cash Assets Portfolio, Liquid Assets Portfolio and STIC Prime Portfolio;

         NOW, THEREFORE, the parties agree as follows;

         1. Schedule A and Schedule B to the Agreement are hereby deleted in their entirety and replaced with the following:


                                   "SCHEDULE A
                            FUNDS AND EFFECTIVE DATES

         NAME OF FUND                       EFFECTIVE DATE OF ADVISORY AGREEMENT

Cash Assets Portfolio                                November 24, 2003

Government & Agency Portfolio                           June 1, 2000

Government TaxAdvantage Portfolio                       June 1, 2000

Liquid Assets Portfolio                              November 24, 2003

STIC Prime Portfolio                                 November 24, 2003

Treasury Portfolio                                      June 1, 2000

                                   SCHEDULE B
                           COMPENSATION TO THE ADVISOR

         The Trust shall pay the Advisor, out of the assets of a Fund, as full compensation for all services rendered, an advisory fee for such Fund set forth below. Such fee shall be calculated by applying the following annual rates to the average daily net assets of such Fund for the calendar year computed in the manner used for the determination of the net asset value of shares of such Fund.

                              CASH ASSETS PORTFOLIO
                             LIQUID ASSETS PORTFOLIO
                              STIC PRIME PORTFOLIO
                               TREASURY PORTFOLIO
         NET ASSETS                                                  ANNUAL RATE

         All Assets                 ..............................      0.15%


                          GOVERNMENT & AGENCY PORTFOLIO
         NET ASSETS                                                  ANNUAL RATE

         All Assets                 ..............................      0.10%


                        GOVERNMENT TAXADVANTAGE PORTFOLIO
         NET ASSETS                                                  ANNUAL RATE

         First $250 million         ..............................     0.20%
         Over $250 million up to and including $500 million.......     0.15%
         Over $500 million          ..............................     0.10%"


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         2.       In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers on the date first written above.


                                                    SHORT-TERM INVESTMENTS TRUST


Attest:  /s/ John H. Lively                     By: /s/ Robert H. Graham
         ---------------------------                ----------------------------
             Assistant Secretary                        Robert H. Graham
                                                        President


(SEAL)


                                                    A I M ADVISORS, INC.


Attest:  /s/ John H. Lively                      By: /s/ Mark H. Williamson
         ---------------------------                 ---------------------------
             Assistant Secretary                         Mark H. Williamson
                                                         President


(SEAL)